Exhibit B

PURCHASE AGREEMENT – AMENDMENT No. 1

AMENDMENT No. 1 (this “Amendment”) dated as of September 27, 2010 among First Reserve Crestwood Holdings LLC, a Delaware limited liability company (“Buyer”), Cowtown Gas Processing L.P., a Texas limited partnership (“Cowtown Gas”), Cowtown Pipeline L.P., a Texas limited partnership (“Cowtown Pipeline”, and together with Cowtown Gas, the “Selling Subsidiaries”), and Quicksilver Resources Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, Buyer, Seller and the Selling Subsidiaries entered into that certain Purchase Agreement, dated as of July 22, 2010 (the “Purchase Agreement”); and

WHEREAS, Buyer, Seller and the Selling Subsidiaries desire to amend certain provisions of the Purchase Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer, Seller and the Selling Subsidiaries hereby agree as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Amendment to Section 5.06. Section 5.06 of the Purchase Agreement is hereby amended by adding the following clause (c) immediately after clause (b) thereof:

“(c) Buyer hereby indemnifies and holds harmless Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of Seller’s and/or its Affiliates’ cooperation with Buyer pursuant to this Section 5.06, including with respect to the Debt Financing and that certain letter executed by Gas Services GP related to that certain Confidential Information Memorandum prepared for the Debt Financing referred to in such letter.”

Section 1.02. Amendment to Section 9.01(h). The second sentence of Section 9.01(h) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“On, or promptly after the Closing Date, Seller shall pay in a lump sum cash payment to Buyer or one of its Affiliates an amount equal to the aggregate actual total liability, if any, owed to the Current Employees attributable to the Current Employees’ accrued and unused paid time off through the Closing Date; provided that Buyer shall or shall cause its Affiliates to permit any such Current Employee to utilize such accrued and unused paid time off after the Closing Date. In connection with Seller making the payment described in the immediately preceding sentence, Seller shall provide to Buyer or one of its Affiliates a list of any such employees with accrued and unused paid time off and the amount of such paid time off accrued by each such employee.”

Section 1.03. Amendment to Exhibit 3.19(c). Exhibit 3.19(c) of the Seller Disclosure Schedules to the Purchase Agreement is hereby amended and restated in its entirety as attached to this Amendment as Exhibit 3.19(c).

ARTICLE 2

MISCELLANEOUS

Section 2.01. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Purchase Agreement.

Section 2.02. Notices. All notices, requests and other communications to any party to this Amendment shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

First Reserve Crestwood Holdings LLC

c/o Crestwood Midstream Partners, LLC

717 Texas Avenue, Suite 3150

Houston, Texas 77002

Attention: Robert G. Phillips

Facsimile No.: 832-519-2250

with copies to:

First Reserve Management, L.P.

One Lafayette Place

Greenwich, Connecticut 06830

Attention: Alan G. Schwartz

Facsimile No.: 203-661-6729

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William E. Curbow

Facsimile No.: 212-455-2502

if to Seller or the Selling Subsidiaries, to:

Quicksilver Resources Inc.

801 Cherry Street, Suite 3700, Unit 19

Fort Worth, Texas 76102

Attention: John C. Cirone

Facsimile No.: 817-665-5006

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Leonard Kreynin

Facsimile No.: 212-701-5800

or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 2.03. Amendments and Waivers. (a) Any provision of this Amendment may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Amendment , or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 2.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Amendment shall be paid by the party incurring such cost or expense.

Section 2.05. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment without the consent of each other party hereto; provided, however, that notwithstanding the foregoing Buyer may assign all or any portion of this Amendment to any subsidiary or Affiliate of Buyer provided that no such assignment by Buyer shall in any way affect Buyer’s obligations or liabilities under this Amendment.

Section 2.06. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules thereof.

Section 2.07. Jurisdiction. The parties hereto (i) agree and consent that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Delaware Chancery Court in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (and, in each case, of the appropriate appellate courts therefrom), and (ii) irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 2.02 shall be deemed effective service of process on such party.

Section 2.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.09. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as expressly amended herein, all other terms and conditions of the Purchase Agreement shall remain in full force and effect. The term “Agreement” as used in the Purchase Agreement shall be deemed to refer to the Purchase Agreement, as amended hereby.

Section 2.10. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Name: Philip Cook
Title:

COWTOWN GAS PROCESSING L.P.

By:	Cowtown Pipeline Management, Inc., its general partner

By:	/s/ Philip Cook
Name: Philip Cook
Title:

COWTOWN PIPELINE L.P.

By:	Cowtown Pipeline Management, Inc., its general partner

By:	/s/ Philip Cook
Name: Philip Cook
Title:

FIRST RESERVE CRESTWOOD HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title:

[Signature Page to Amendment No. 1]